Exhibit 10.1

CITIBANK, N.A. 730 Veterans Memorial Highway Hauppauge, New York 11788	HSBC BANK USA, NATIONAL ASSOCIATION 534 Broad Hollow Road Melville, New York 11747

November 2, 2009

P&F Industries, Inc.

Florida Pneumatic Manufacturing Corporation

Embassy Industries, Inc.

Green Manufacturing, Inc.

Countrywide Hardware, Inc.

Nationwide Industries, Inc.

Woodmark International, L.P.

Pacific Stair Products, Inc.

WILP Holdings, Inc.

Continental Tool Group, Inc.

Hy-Tech Machine, Inc.

445 Broadhollow Road, Suite 100

Melville, NY  11788

Attention:  Joseph A. Molino, Vice President

Ladies & Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 30, 2004, by and among P&F Industries, Inc., Florida Pneumatic Manufacturing Corporation, Embassy Industries, Inc., Green Manufacturing, Inc., Countrywide Hardware, Inc., Nationwide Industries, Inc., Woodmark International, L.P., Pacific Stair Products, Inc., WILP Holdings, Inc., Continental Tool Group, Inc. and Hy-Tech Machine, Inc. (each, a “Co-Borrower” and collectively, the “Co-Borrowers”), Citibank, N.A. and HSBC Bank USA, National Association (formerly known as HSBC Bank USA) (collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (as same has been and may be further amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”), pursuant to which the Lenders made available to the Co-Borrowers certain financial accommodations.  Capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

You previously informed the Bank of the existence of one or more Defaults or Events of Default under the Credit Agreement (the “Existing Defaults”), including, without limitation, (a) the Events of Default arising because of the Co-Borrower’s non-compliance with Section 7.13(b) of the Credit Agreement, Minimum Capital Base, Section 7.13(c) of the Credit Agreement, Consolidated Senior Debt to Consolidated EBITDA, and Section 7.13(e) of the Credit Agreement, No Consolidated Net Loss, each for the fiscal quarter ended June 30, 2009 and Section 3.2 of Amendment No. 20 and Waiver to Credit Agreement, dated as of August 27, 2009, requiring Consolidated EBITDA of not less than $460,000 for the month ending September 30, 2009 and (b) the Default arising as of result of the Borrower’s projected non-compliance with Section 7.13(c) and 7.13(e) of the Credit Agreement for the fiscal quarter ended September 30, 2009.

You have requested that the Bank continue to extend the currently outstanding Revolving Credit Loans and the Additional Term Loans (collectively, the “Existing Loans”) through December 31, 2009, but without waiving the Existing Defaults, so long as no other Default or Event of Default (other than the

Existing Defaults) hereinafter occurs.  Pursuant to the terms of the Credit Agreement, upon the occurrence of a Default or an Event of Default, the Administrative Agent and the Lenders may, among other remedies, terminate the Existing Loans and declare all Obligations of the Co-Borrowers and all other amounts owing under the Credit Agreement and the Notes, to become immediately due and payable and/or to impose the rate of interest described in Section 3.01(e) of the Credit Agreement.  In addition, the Lenders may, but shall not be required to, entertain additional requests for Revolving Credit Loans and other credit and financial accommodations under the Credit Agreement through December 31, 2009, but the making of any future Revolving Credit Loans and credit and financial accommodations to the Co-Borrowers is without waiver to the Lenders’ right to cease making Revolving Credit Loans and credit and financial accommodations to the Co-Borrowers without further notice at any time and without waiver of the Existing Defaults, provided that, in any event, the Lenders shall not make Revolving Credit Loans to the Co-Borrowers in excess of $17,500,000, in the aggregate.

The Administrative Agent and the Lenders hereby expressly reserve all rights and remedies arising from any Default or Event of Default that may have occurred and be continuing, or may in the future occur, under the Credit Agreement or any other Loan Document whether at law or in equity, including, without limitation, the right to terminate the Credit Agreement.  All such rights, remedies or causes of action relating to any existing Defaults or Events of Default may be enforced or exercised at any time and from time to time.  Neither the continuation of the Existing Loans or the making of additional Revolving Credit Loans and other credit and financial accommodations nor the failure or delay on the part of the Administrative Agent and/or the Lenders in exercising any of the rights and remedies with respect to any Default or Event of Default shall operate as a waiver thereof or require the Administrative Agent and/or any Lender to make any further Loan at any other time, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right or remedy.

By signing below each Co-Borrower on its own behalf and on behalf of its successors and assigns hereby releases (i) each Lender and the Administrative Agent and all of the affiliates of each Lender and the Administrative Agent, and each of their respective successors and assigns, and (ii) all of the shareholders, directors, officers, employees, attorneys, agents and representatives of each Lender and the Administrative Agent and such affiliates, and their respective heirs, executors, successors and assigns (collectively, the “Released Persons”), from any and all claims, demands, liabilities, actions and causes of action of any nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent which any Co-Borrower had, has or may have had against any of the Released Persons arising out of or in any way relating to the Obligations, any Collateral (as defined in the Security Agreement), any Loan Document or any document, dealing or other matter in connection with any Loan Document or any Collateral referenced therein, in each case to the extent arising on or prior to the date hereof or out of, or relating to, actions, dealings or other matters occurring prior to the date hereof (including any action or omission of any Released Person prior to the date hereof), the negotiation and documentation of this Agreement, and any of the transactions made or contemplated to be made hereunder or thereunder.  (collectively the “Released Claims”).  Each Co-Borrower acknowledges and agree that (i) this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; and (ii) no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of such releases.

[the next page is the signature page]

CITIBANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Stephen Kelly
Name:	Stephen Kelly
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alan M. Harris
Name:	Alan M. Harris
Title:	Vice President

ACCEPTED AND AGREED:

P&F INDUSTRIES, INC.

FLORIDA PNEUMATIC  MANUFACTURING CORPORATION

EMBASSY INDUSTRIES, INC.

GREEN MANUFACTURING, INC.

COUNTRYWIDE HARDWARE, INC.

NATIONWIDE INDUSTRIES, INC.

WOODMARK INTERNATIONAL, L.P.

By:	Countrywide Hardware, Inc., its General Partner

PACIFIC STAIR PRODUCTS, INC.

WILP HOLDINGS, INC.

CONTINENTAL TOOL GROUP, INC.

HY-TECH MACHINE, INC.

By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr., the Vice President of each of the corporations named above

cc:	Richard Goodman, General Counsel, P&F Industries, Inc.

[signature page to Letter dated November 2, 2009]